EXHIBIT 23B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bassett Furniture Industries, Incorporated

Bassett, Virginia

We consent to incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407, 333-60327 and 333-43188) on Form S-8 of Bassett Furniture Industries, Incorporated and Subsidiaries of our report dated January 12, 2008, relating to the consolidated balance sheets of International Home Furnishings Center, Inc. and Subsidiaries as of October 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended October 31, 2007, which report is included in the annual report on Form 10-K of Bassett Furniture Industries, Incorporated and Subsidiaries.

/s/ Dixon Hughes PLLC

Dixon Hughes PLLC

High Point, North Carolina

February 6, 2008